Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Weitz 203-352-8642
WWE® Reports 2008 First Quarter Results
STAMFORD, Conn., May 6, 2008 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its first quarter ended March 31, 2008. Revenues totaled $162.6 million as compared to $107.4 million in the comparable prior year quarter. Operating income was $27.1 million as compared to $20.6 million in the prior year quarter. Net income was $19.5 million, or $0.27 per share, as compared to $15.1 million, or $0.21 per share, in the prior year quarter.
“Our first quarter results reflect the power of our premiere event, WrestleMania® XXIV. Our WrestleMania brand provides us with a unique opportunity to showcase our creative content and marketing talents across a multitude of media outlets,” stated Linda McMahon, Chief Executive Officer. “In addition to posting solid financial results in the first quarter, we are actively expanding our global brand presence through our newly established international offices. During the quarter, we also announced and paid our first quarterly cash dividend at the increased rate of $0.36 per share for all shares not owned by the McMahon family. As we continue to take the next steps forward, we remain focused on delivering value to our shareholders for the long term.”
Comparability of Results
WrestleMania XXIV occurred on March 31, 2008 and is included in our first quarter results. WrestleMania 23 occurred on April 1, 2007 and was therefore included as part of our second quarter results in 2007. WrestleMania XXIV contributed in the aggregate approximately $31.3 million of revenues and $7.1 million of profit contribution ($4.6 million, net of tax), to our results for the first quarter of 2008, whereas WrestleMania 23 contributed in the aggregate approximately $31.4 million of revenues and $9.7 million of profit contribution ($6.6 million, net of tax) in the second quarter of 2007.

Results By Business Segment
The following chart reflects net revenues and profit contribution by segment for the three months ended March 31, 2008 and March 31, 2007. (Dollars in millions)

	Three Months Ended
	March 31,	March 31,
Net Revenues	2008	2007
Live and Televised Entertainment	$99.8	$63.0
Consumer Products	43.4	37.4
Digital Media	8.1	7.0
WWE Films	11.3	—

Total	$162.6	$107.4

Revenues derived from sales outside of North America were $34.0 million as compared to $24.1 million in the prior year quarter.

	Three Months Ended
	March 31,	March 31,
Profit Contribution	2008	2007
Live and Televised Entertainment	$29.7	$23.7
Consumer Products	27.6	23.6
Digital Media	3.4	2.0
WWE Films	1.9	—

Total profit contribution	$62.6	$49.3

Profit contribution margin	39%	46%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $99.8 million for the current quarter as compared to $63.0 million in the prior year quarter, representing a 58% increase.
•	Live Event revenues were $24.6 million as compared to $18.2 million in the prior year quarter, primarily due to the inclusion of WrestleMania XXIV in the current quarter. WrestleMania XXIV generated approximately $5.9 million in revenue in the current quarter.
•	There were 74 events, including eight international events during the current quarter, as compared to 71 events, including eight international events, in the prior year quarter.

•	North American average attendance was approximately 7,200 in the current quarter as compared to 6,900 in the prior year quarter, an increase of 4%. The average ticket price for North American events was approximately $45.39 in the current quarter as compared to $36.30 in the prior year quarter. Excluding the impact of WrestleMania, North American average attendance was 6,300 and average ticket price was $38.08 in the current quarter.

•	Pay-Per-View revenues were $41.2 million as compared to $15.8 million in the prior year quarter. There were three Pay-Per-View events produced in each quarter; However, as discussed above, WrestleMania XXIV occurred in the first quarter of fiscal 2008, and WrestleMania 23 occurred in the second quarter of fiscal 2007.
     The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events (in chronological order)	March 31, 2008	March 31, 2007
New Year’s Revolution®	—	220
Royal Rumble®	533	491
No Way Out®	329	218
WrestleMania XXIV	1,058	—

	1,920	929

Prior events	113	(28)

Total	2,033	901
•	We eliminated the New Year’s Revolution pay-per-view event in 2008 and we will produce 14 pay-per-view events in 2008 as compared to 15 events in 2007.

•	The WrestleMania XXIV buys generated approximately $23.8 million in revenue. In 2007, WrestleMania 23 generated approximately 1.2 million buys and $24.6 million in revenue, which was recorded during the second quarter of 2007.

•	The North American retail price of WrestleMania XXIV was $54.95 as compared to $49.95 for WrestleMania 23 in 2007.
•	Venue Merchandise revenues were $5.6 million as compared to $5.2 million in the prior year quarter.

•	Television Rights Fees revenues were $24.0 million as compared to $21.9 million in the prior year quarter. This increase is primarily due to the rights fees received from our international broadcast partners.

•	WWE 24/7™ revenues were $1.6 million as compared to $1.0 million in the prior year quarter. The increase in revenues reflects the growth in the number of subscribers for our video-on-demand program as we expanded our availability.
Consumer Products
Revenues from our Consumer Products businesses were $43.4 million versus $37.4 million in the prior year quarter, representing a 16% increase.
•	Home Video net revenues were $14.0 million as compared to $13.4 million in the prior year quarter. We shipped over 175,000 units of both “The Legacy of Stone Cold Steve Austin™” and “Triple H®: King of Kings™” DVD titles in the current quarter.

•	Licensing revenues were $26.2 million as compared to $20.6 million in the prior year quarter, primarily reflecting increases in videogame sales and apparel. Videogame revenues increased by $5.0 million, reflecting the strong sales of our SmackDown® vs. Raw® 2008 title, while revenues related to licensed apparel increased by approximately $0.5 million in the current quarter.
•	Magazine publishing net revenues were $2.9 million, essentially flat as compared to the prior year quarter.
Digital Media
Revenues from our Digital Media related businesses were $8.1 million as compared to $7.0 million in the prior year, representing a 16% increase.
•	WWE.com revenues were $4.5 million as compared to $2.8 million in the prior year quarter, reflecting $1.1 million of additional advertising related revenues and $0.4 million of additional revenues from our wireless content.
•	WWEShop revenues were $3.6 million as compared to $4.0 million in the prior year quarter, reflecting an 18% decrease in the number of orders processed during the current quarter. The average amount spent by our customers per order was approximately $51.00, which was approximately 5% higher than the prior year quarter.
WWE Films
Revenues from our WWE Films segment in the first quarter of 2008 were $11.3 million relating to our feature films “See No Evil” and “The Marine”. We have approximately $16.8 million of capitalized film production costs on our balance sheet as of March 31, 2008. No revenues were recorded in the prior year quarter.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $62.6 million in the current quarter as compared to $49.3 million in the prior year quarter. Total profit contribution margin was approximately 39% in the current quarter as compared to 46% in the prior year. The decline in profit contribution margin primarily reflects additional costs associated with the production of WrestleMania XXIV at an outdoor stadium as well as the significant advertising and promotional related expenses in support of our premiere event.
Selling, general and administrative expenses
SG&A expenses were $33.0 million for the current quarter as compared to $26.4 million in the prior year quarter, reflecting increases in marketing and staff related expenses.

EBITDA
EBITDA was approximately $29.6 million in the current quarter as compared to $22.9 million in the prior year quarter.
Cash Flows
Net cash provided by operating activities was $15.0 million for the three months ended March 31, 2008 as compared to $24.7 million in the prior year quarter.
Additional Information
Additional business metrics are made available to investors on a monthly basis on our corporate website — corporate.wwe.com.
Note: World Wrestling Entertainment, Inc. will host a conference call on May 6, 2008 at 11:00 a.m. ET to discuss the Company’s earnings results for the first quarter of 2008. All interested parties can access the conference call by dialing 800-894-5910 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
Additional information on World Wrestling Entertainment Inc. (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.
Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(dollars and shares in thousands, except per share data)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2008	March 31, 2007
Net revenues	$162,632	$107,391

Cost of revenues	100,018	58,097
Selling, general and administrative expenses	33,025	26,361
Depreciation and amortization	2,472	2,352

Operating income	27,117	20,581

Investment income, net	1,745	2,298
Interest expense	110	108
Other (expense) income, net	(676)	406

Income before income taxes	28,076	23,177

Provision for income taxes	8,551	8,039

Net income	$19,525	$15,138

Earnings per share — basic and diluted:
Net income	$0.27	$0.21

Shares used in per share calculations:
Basic	72,298	71,041

Diluted	73,020	71,853

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:

Cash and equivalents	$180,360	$135,805
Investment securities	41,699	130,548
Accounts receivable, net	85,608	56,597

Inventory, net	5,211	4,717
Prepaid expenses and other current assets	18,523	20,053

Total current assets	$331,401	$347,720

PROPERTY AND EQUIPMENT, NET	85,263	77,771

FEATURE FILM PRODUCTION ASSETS	16,808	21,890

INVESTMENT SECURITIES	33,571	—

INTANGIBLE ASSETS, NET	2,038	2,302

OTHER ASSETS	19,661	20,373

TOTAL ASSETS	$488,742	$470,056

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$946	$927
Accounts payable	19,903	21,951
Accrued expenses and other liabilities	51,715	30,684
Deferred income	16,089	18,012

Total current liabilities	88,653	71,574

LONG-TERM DEBT	4,630	4,875
OTHER LONG-TERM LIABILITIES	5,500	10,227

STOCKHOLDERS’ EQUITY:
Class A common stock	245	241
Class B common stock	477	477
Additional paid-in capital	308,985	301,329
Accumulated other comprehensive income	2,961	2,894
Retained earnings	77,291	78,439

Total stockholders’ equity	389,959	383,380

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$488,742	$470,056

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	March 31,	March 31,
	2008	2007
OPERATING ACTIVITIES:
Net income	$19,525	$15,138
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of feature film production assets	9,453	—
Revaluation of warrants	575	(352)
Depreciation and amortization	2,472	2,352
Realized loss on sale of investments	348	—
Amortization of investment income	(26)	(123)
Stock compensation costs	2,851	2,118
Provision for doubtful accounts	109	(50)
Provision for inventory obsolescence	881	550
Benefit for deferred income taxes	(674)	(443)

Excess tax benefit from stock-based payment arrangements	(562)	(20)

Changes in assets and liabilities:
Accounts receivable	(29,121)	7,657
Inventory	(1,375)	(1,367)
Prepaid expenses and other assets	2,226	(6,973)
Feature film production assets	(4,371)	(718)
Accounts payable	(2,048)	(514)
Accrued expenses and other liabilities	16,573	5,834
Deferred income	(1,799)	1,608

Net cash provided by operating activities	15,037	24,697

INVESTING ACTIVITIES:
Purchase of property and equipment	(9,627)	(1,488)
Purchase of other assets	(74)	(62)

Purchase of investment securities	(88,500)	(21,667)
Proceeds from sales or maturities of investment securities	143,634	5,000

Net cash provided by (used in) investing activities	45,433	(18,217)

FINANCING ACTIVITIES:
Repayments of long-term debt	(226)	(211)
Dividends paid	(20,203)	(17,056)
Issuance of stock, net	378	369
Proceeds from exercise of stock options	3,574	626
Excess tax benefit from stock-based compensation arrangements	562	20

Net cash used in financing activities	(15,915)	(16,252)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	44,555	(9,772)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	135,805	86,267

CASH AND CASH EQUIVALENTS, END OF PERIOD	$180,360	$76,495

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2008	March 31, 2007
Net income reported on U.S. GAAP basis	$19,525	$15,138

Provision for income taxes	8,551	8,039
Interest and other, net	(959)	(2,596)
Depreciation and amortization	2,472	2,352

EBITDA	$29,589	$22,933

Non-GAAP Measure:
EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment, Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information — Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2008	March 31, 2007
Net cash provided by operating activities	$15,037	$24,697

Less cash used in capital expenditures:
Purchase of property and equipment	(9,627)	(1,488)
Purchase of other assets	(74)	(62)

Free Cash Flow	$5,336	$23,147

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.